Exhibit 5.1

McCarthy Tétrault LLP PO Box 48, Suite 5300 Toronto-Dominion Bank Tower Toronto ON M5K 1E6 Canada Tel: 416-362-1812 Fax: 416-868-0673

August 19, 2024

Li-Cycle Holdings Corp.

207 Queen’s Quay West, Suite 590

Toronto, Ontario

M5J 1A7

Dear Sirs/Mesdames:

Re: Li-Cycle Holdings Corp. – Filing of Form S-8

We have acted as Canadian counsel for Li-Cycle Holdings Corp. (the “Corporation”), a corporation governed by the Business Corporations Act (Ontario) (the “OBCA”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Corporation to be dated the date hereof and filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an additional 3,233,821 common shares of the Corporation (the “Shares”) issuable upon the due exercise or conversion of stock options, share appreciation rights, restricted shares, restricted share units, share or cash based awards and dividend equivalents (collectively, “Awards”) granted pursuant to the Corporation’s 2021 Incentive Award Plan (the “2021 Plan”), including the Canadian sub-plan (the “Canadian Sub-Plan” and, together with the 2021 Plan, the “Plan”) made under the Plan, in connection with automatic increases, in accordance with the terms of the 2021 Plan since the initial adoption thereof, in the number of common shares of the Corporation authorized for issuance under the Plan.

Materials Reviewed

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the final form of the Registration Statement, (ii) the 2021 Plan, (iii) the form of stock option grant notice and stock option agreement under the 2021 Plan, the form of restricted stock unit grant notice and restricted stock unit agreement under the 2021 Plan and the form of performance share unit grant notice and agreement under the 2021 Plan (collectively, the “2021 Plan Award Agreements”), (iv) the Canadian Sub-Plan, and (v) the form of stock option grant notice and stock option agreement under the Canadian Sub-Plan, the form of restricted stock unit grant notice and restricted stock unit agreement under the Canadian Sub-Plan and the form of performance share unit grant notice and agreement under the Canadian Sub-Plan (together with the 2021 Plan Award Agreements, the “Award Agreements”). We have also examined originals, copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

Assumptions and Fact Reliance

We have assumed:

(a)	the genuineness of all signatures on all documents examined by us;

(b)	the authenticity of all documents submitted to as originals; and

(c)

the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies.

We have relied upon a certificate of an officer of the Corporation, a copy of which has been provided to you, with respect to the accuracy and completeness of the factual matters contained therein, which factual matters have not been independently investigated or verified by us.

Our opinions expressed herein do not express any opinion as to the adequacy of any consideration received by the Corporation for any of the Shares.

Applicable Laws

The opinions expressed below are restricted to the laws of the Province of Ontario and the laws of Canada applicable therein.

Opinions

Based and relying upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that, on the date hereof, the Shares to be issued pursuant to the terms of the Plan and applicable Award Agreement will, upon the due exercise of the Awards in accordance with the terms of the Plan and the applicable Award Agreement, including, without limitation, receipt by the Corporation of the consideration for the Shares, be validly issued by the Corporation as fully paid and non-assessable common shares of the Corporation.

Consent and Qualifications

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is furnished solely for the benefit of the Corporation in connection with the registration of the Shares pursuant to the Registration Statement. This opinion may not be relied upon by any other person or used for any other purpose without our prior written consent.

Yours truly,